EX-16.11.a

Law Offices
Stradley Ronon Stevens & Young, LLP
1250 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
(202) 822-9611

January 31, 2019

Nationwide Mutual Funds
One Nationwide Plaza, Mail Code 5-02-210
 Columbus, Ohio 43215

Subject:	Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to Nationwide Mutual Funds, a Delaware statutory trust (the "Trust"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") of a Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the property, assets and goodwill of, and the assumption of all of the liabilities of, the AllianzGI International Growth Fund, a series of the Allianz Funds Multi-Strategy Trust, by and in exchange for Class A and Class R6 shares of the Nationwide International Growth Fund ("Nationwide Fund Shares"), a series of the Trust (the "Transaction").

In connection with this opinion, we have examined:  (i) a copy of the Trust's Certificate of Trust, as filed with the Secretary of State of the State of Delaware on October 1, 2004, and amended on April 24, 2007 and January 14, 2011; (ii) the Trust's Second Amended and Restated Agreement and Declaration of Trust, amended and restated as of June 17, 2009 ("Declaration of Trust"); (iii) the Trust's Second Amended and Restated Bylaws, amended and restated as of June 17, 2009 ("Bylaws"); (iv) a Good Standing Certificate, dated January 31, 2019, from the Secretary of State of the State of Delaware; and (v) resolutions adopted by the Board of Trustees of the Trust (the "Board") in connection with the Transaction as well as other documents and items we deem material to this opinion.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or "blue sky" laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The Nationwide Fund Shares will be issued in accordance with the Declaration of Trust, Bylaws and resolutions of the Board relating to the creation, authorization and issuance of shares.

2. The Nationwide Fund Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payments will have been at least equal to their respective net asset values.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Nationwide Fund Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

Nationwide Mutual Funds
January 31, 2019

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and any amendments related thereto.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/Peter M. Hong
Peter M. Hong, a Partner